Exhibit 23.1(b)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 20, 2024 with respect to the financial statements of Anteris Technologies Global Corp. included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

KPMG

Brisbane, Australia

December 9, 2024